AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS AGREEMENT, dated and effective as of the 1st day of January, 2008 is made and entered into by and between AMERICAN FUNDS INSURANCE SERIES, a Massachusetts business trust, (hereinafter called the “Trust”), on behalf of its Global Discovery Fund, Global Growth Fund, Global Small Capitalization Fund, Growth Fund, International Fund, New World Fund, Blue Chip Income and Growth Fund, Global Growth and Income Fund, Growth-Income Fund, Asset Allocation Fund, Bond Fund, Global Bond Fund, High-Income Bond Fund, U.S. Government/AAA-Rated Securities Fund and Cash Management Fund, (hereinafter called the “Funds”), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the “Adviser”).  The parties agree as follows:

1.

The Trust hereby employs the Adviser to furnish advice to the Trust with respect to the investment and reinvestment of the assets of the Funds.  The Adviser hereby accepts such employment and agrees to render the services and to assume the obligation to the extent herein set forth, for the compensation herein provided.  The Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust.

2.

The Adviser agrees to provide supervision of the portfolios of the Funds and to determine what securities or other property shall be purchased or sold by the Funds, giving due consideration to the policies of the Trust as expressed in the Trust’s Declaration of Trust, By-Laws, Registration Statement under the Investment Company Act of 1940, as amended (the “1940 Act”), Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and Prospectus as in use from time to time, as well as to the factors affecting the Funds’ status as regulated investment companies under the Internal Revenue Code of 1986, as amended.

The Adviser shall provide adequate facilities and qualified personnel for the placement of orders for the purchase, or other acquisition, and sale, or other disposition, of portfolio securities for the Funds.  With respect to such transactions, the Adviser, subject to such directions as may be furnished from time to time by the Trustees, shall endeavor as the primary objective to obtain the most favorable prices and execution of orders.  Subject to such primary objective, the Adviser may place order with broker-dealer firms which have sold shares of the Trust or which furnish statistical and other information to the Adviser, taking into account the value and quality of the brokerage services of such broker-dealers, including the availability and quality of such statistical and other information.  Receipt by the Adviser of any such statistical and other information and services shall not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Section 6 hereof.

3.

The Adviser (a) shall furnish to the Trust the services of qualified personnel to (i) manage the investments of the Funds, (ii) perform the executive and related administrative functions of the Trust with respect to the Funds and (iii) if desired by the Trust, serve as Trustees of the Trust, in all cases without additional compensation of such persons by the Trust; (b) pay the expenses of all persons whose services are to be furnished by the Adviser under this Section; (c) provide office space, furniture, small office equipment, and telephone facilities and utilities, all of which may be the same as occupied or used by the Adviser; and (d) provide general purpose forms, supplies, stationery, and postage used at the offices of the Trust relating to the services to be furnished by the Adviser hereunder.

4.

Except to the extent expressly assumed by the Adviser herein, and subject to an expense fee agreement described in Section 7 below, the Trust shall pay all costs and expenses in connection with its operations.  Without limiting the generality of the foregoing, such costs and expenses shall include the following:  compensation paid to the Trustees who are not affiliated persons of the Adviser; fees and expenses of the transfer agent, dividend disbursing agent, legal counsel and independent public accounts, and custodian, including charges of such custodian for the preparation and maintenance of the books of account and records of the Trust and the daily determination of the Trust’s net asset value per share; costs of designing, printing, and mailing reports, prospectuses, proxy statements and notices to shareholders; fees and expenses of sale (including registration and qualification), issuance (including costs of any share certificates) and redemption of shares; association dues; interest; and taxes.

5.

The Adviser agrees to pay the expenses incurred in connection with the organization of the Trust, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act, and all fees and expenses including fees of legal counsel to the Trust, which would otherwise be required to be paid by the Trust pursuant to Section 4 which are incurred by the Trust prior to the effective date of its Registration Statement, except for the costs of any share certificates and transfer agent fees and costs.

6.

The Trust shall pay to the Adviser on or before the tenth (10th) day of each month, as compensation for the services rendered by the Adviser during the preceding month, an amount to be computed by applying to the total net asset value of each Fund at the annual rates of:

Global Discovery Fund: 0.58% on the first $500 million of net assets, plus 0.48% on net assets from $500 million to $1.0 billion, plus 0.44% on net assets in excess of $1.0 billion;

Global Growth Fund:  0.69% on the first $600 million of net assets, plus 0.59% on net assets from $600 million to $1.2 billion, plus 0.53% on net assets from $1.2 billion to $2.0 billion, plus 0.50% on net assets from $2.0 billion to $3.0 billion, plus 0.48% on net assets from $3.0 billion to $5.0 billion;  plus 0.46% on net assets in excess of $5.0 billion;

Global Small Capitalization Fund:  0.80% on the first $600 million of net assets, plus 0.74% on net assets from $600 million to $1.0 billion, plus 0.70% on net assets from $1.0 billion to $2.0 billion, plus 0.67% on net assets from $2.0 billion to $3.0 billion; plus 0.65% on net assets in excess of $3.0 billion;

Growth Fund:  0.50% on the first $600 million of net assets, plus 0.45% on net assets from $600 million to $1.0 billion, plus 0.42% on net assets from $1.0 billion to $2.0 billion, plus 0.37% on net assets from $2.0 billion to $3.0 billion, plus 0.35% on net assets from $3.0 billion to $5.0 billion, plus 0.33% from $5.0 billion to $8.0 billion, plus 0.315% on net assets from $8.0 billion to $13 billion, plus 0.30% on net assets from $13 billion to $21 billion, plus 0.29% on net assets from $21 billion to $27 billion, plus 0.285% on net assets in excess of $27 billion;

International Fund:  0.69% on the first $500 million of net assets, plus 0.59% on net assets from $500 million to $1.0 billion, plus 0.53% on net assets from $1.0 billion to $1.5 billion, plus 0.50% on net assets from $1.5 billion to $2.5 billion, plus 0.48% on net assets from $2.5 billion to $4.0 billion, plus 0.47% on net assets from $4.0 billion to $6.5 billion, plus 0.46% on net assets from $6.5 billion to $10.5 billion, plus 0.45% on net assets from $10.5 billion to $17 billion, plus 0.44% on net assets from $17 billion to $21 billion, plus 0.43% on net assets in excess of $21 billion;

New World Fund:  0.85% on the first $500 million of net assets, plus 0.77% on net assets from $500 million to $1.0 billion, plus 0.71% on net assets from $1.0 billion to $1.5 billion; plus 0.66% on net assets in excess of $1.5 billion;

Blue Chip Income and Growth Fund: 0.50% on the first $600 million of net assets, plus 0.45% on net assets from $600 million to $1.5 billion, plus 0.40% on net assets from $1.5 billion to $2.5 billion, plus 0.38% on net assets from $2.5 billion to $4.0 billion, plus 0.37% on net assets in excess of $4.0 billion;

Global Growth and Income Fund: 0.69% on the first $600 million of net assets, plus 0.59% on net assets from $600 million to $1.2 billion, plus 0.53% on net assets from $1.2 billion to $2 billion, plus 0.50% on net assets in excess of $2 billion;

Growth-Income Fund:  0.50% on the first $600 million of net assets, plus 0.45% on net assets from $600 million to $1.5 billion, plus 0.40% on net assets from $1.5 billion to $2.5 billion, plus 0.32% on net assets from $2.5 billion to $4.0 billion, plus 0.285% on net assets from $4.0 billion to $6.5 billion, plus 0.256% on net assets from $6.5 billion to $10.5 billion, plus 0.242% on net assets from $10.5 billion to $13 billion, plus 0.235% on net assets from $13 billion to $17 billion, plus 0.23% on net assets from $17 billion to $21 billion, plus 0.225% on net assets from $21 billion to $27 billion; plus 0.222% on net assets in excess of $27 billion;

Asset Allocation Fund:  0.50% on the first $600 million of net assets, plus 0.42% on net assets from $600 million to $1.2 billion, plus 0.36% on net assets from $1.2 billion to $2.0 billion, plus 0.32% on net assets from $2.0 billion to $3.0 billion, plus 0.28% on net assets from $3.0 billion to $5.0 billion, plus 0.26% on net assets from $5.0 billion to $8.0 billion, plus 0.250% on net assets over $8.0 billion;

Bond Fund:  0.48% on the first $600 million of net assets, plus 0.44% on net assets from $600 million to $1.0 billion, plus 0.40% on net assets from $1.0 billion to $2.0 billion, plus 0.38% on net assets from $2.0 billion to $3.0 billion, plus 0.36% on net assets from $3.0 billion to $5.0 billion;  plus 0.34% on net assets in excess of $5.0 billion;

Global Bond Fund:  0.57% on all assets;

High-Income Bond Fund:  0.50% on the first $600 million of net assets, plus 0.46% on net assets from $600 million to $1.0 billion, plus 0.44% on net assets from $1.0 billion to $2.0 billion, plus 0.42% on net assets in excess of $2.0 billion;

U.S. Government Securities Fund:  0.46% on the first $600 million of net assets, plus 0.40% on net assets from $600 million to $1.0 billion, plus 0.36% on net assets from $1.0 billion to $2.0 billion, plus 0.34% on net assets in excess of $2.0 billion; and

Cash Management Fund:  0.32% on all assets.

The advisory fee shall be accrued daily based on the number of days per year. The net asset value of the Funds shall be determined in the manner set forth in the Declaration of Trust and prospectus of the Trust as of the close of the New York Stock Exchange on each day on which said Exchange is open, and in the case of Saturdays, Sundays, and other days on which said exchange shall not be open, as at the close of the last preceding day on which said Exchange shall have been open.

Upon any termination of this Agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month of the Trust.

7.

The advisory fee will be reduced to the extent that the annual ordinary net operating expenses of each Fund exceed 1 1/2% of the first $30,000,000 of the average month-end total net assets of each Fund and 1% of the average month-end total net assets in excess thereof.  For the International Fund, the advisory fee will be reduced to the extent that the Fund’s annual ordinary net operating expenses exceed 1 1/2% of its average month-end total net assets.  Expenses which are not subject to this limitation are interest, taxes, and extraordinary items such as litigation.  Expenditures, including costs incurred in connection with the purchase or sale of portfolio securities, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, are accounted for as capital items and not as expenses.

8.

Nothing contained in this Agreement shall be construed to prohibit the Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Adviser from engaging in such business or in other related or unrelated businesses.

9.

The Adviser shall have no liability to the Trust, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Trust not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.

10.

This Agreement shall continue in effect until the close of business on December 31, 2007.  It may thereafter be renewed from year to year thereafter by mutual consent, provided that such renewal shall be specifically approved at least annual by (i) the Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.  Such mutual consent to renewal shall not be deemed to have been given unless evidenced by a writing signed by both parties hereto.

11.

The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust individually, but bind only the Trust Estate.  The Adviser agrees to look solely to the assets of the Trust for the satisfaction of any liability of the Trust in respect of this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

12.

This Agreement may be terminated at any time with respect to any Fund, without payment of any penalty, by the Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser, or by the adviser on like notice to the Trust.  This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first above written.

AMERICAN FUNDS INSURANCE SERIES,
On behalf of the Global Discovery Fund, Global Growth Fund, Global Small Capitalization Fund, Growth Fund, International Fund, New World Fund, Blue Chip Income and Growth Fund, Global Growth and Income Fund, Growth-Income Fund, Asset Allocation Fund, Bond Fund,  Global Bond Fund, U.S. Government/AAA-Rated Securities Fund, High-Income Bond Fund and Cash Management Fund

By/s/ James K. Dunton
James K. Dunton, Vice Chairman of the Board

By/s/ Steven I. Koszalka
Steven I. Koszalka, Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By/s/ Paul G. Haaga, Jr.
Paul G. Haaga, Jr., Vice Chairman

By/s/ Timothy D. Armour
Timothy D. Armour, President